News Release
For Immediate Release

OccuLogix Reports Fourth Quarter and Full-Year 2005 Financial Results

TORONTO, ON—March 9, 20056 OccuLogix, Inc. (NASDAQ: RHEO; TSX: RHE) today reported its consolidated financial results for the three months and year ended December 31, 2005. All dollar amounts are expressed in U.S. currency, and results are reported in accordance with United States generally accepted accounting principles (U.S. GAAP).

For the fourth quarter of 2005, net revenues were $206,000 compared to $780,000 in the fourth quarter of 2004. Under current accounting standards, the Company periodically evaluates changes in events and circumstances related to its business for any potential impairment of goodwill and intangible assets. On February 3, 2006, OccuLogix announced that a preliminary analysis of MIRA-1, its recently completed pivotal (phase III) clinical trial using its RHEO™ System to treat the dry form of age-related macular degeneration, had indicated that the study did not demonstrate a statistically significant difference in the mean change of Best Spectacle-Corrected Visual Acuity applying the Early Treatment Diabetic Retinopathy Scale between the treated and placebo groups at 12-months post-baseline. The resulting decrease in the share price of the Company’s common stock was identified as an indicator of impairment leading to an analysis of our intangible assets and goodwill and resulting in our recording a non-cash impairment charge to goodwill of $147.5 million. Including this non-cash impairment charge, the Q4-05 net loss was $153.7 million, or $3.65 per share.

For the full year ended December 31, 2005, OccuLogix’s net revenues were $1.8 million compared with $969,000 for the full year 2004. Net loss for 2005, which included the aforementioned non-cash impairment charge to goodwill of $147.5 million, was $163.0 million, or $3.89 per share. This compared to a net loss of $21.8 million, or $2.96 per share, for 2004. Pro forma net loss per share for 2004 was $0.52 after giving effect to the 41.8 million common shares that were outstanding following the company’s reorganization and initial public offering in December 2004.

As of December 31, 2005, the company had cash and cash equivalents of $41.3 million.

About OccuLogix, Inc.

OccuLogix is a health care company that brings innovative and evidenced-based medical therapies to market. OccuLogix's common shares trade on the NASDAQ National Market under the symbol 'RHEO' and on the Toronto Stock Exchange under the symbol 'RHE'. Visit us on the internet at www.occulogix.com (corporate) and www.rheo.com (healthcare professionals, patients and caregivers).

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about the company. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian regulatory authorities, including our Registration Statement on Form S-1. We do not undertake to update any forward-looking statements.

OccuLogix, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
[expressed in U.S. dollars except number of shares]

	Three months ended December 31,
	2005	2004
	$	$
Revenue
Sales to related parties	—	542,384
Sales to unrelated parties	206,380	237,600
	206,380	779,984
Cost of goods sold
Cost of goods sold to related parties	—	503,793
Cost of goods sold to unrelated parties	2,328,102	133,710
Royalty costs	25,000	55,327
	2,353,102	692,830
Gross margin	(2,146,722)	87,154
Operating expenses
General and administrative	2,124,234	11,853,380
Clinical and regulatory	1,456,205	1,902,501
Sales and marketing	1,074,734	197,102
Impairment of goodwill	147,451,758	—
	152,106,931	13,952,983
Loss from operations	(154,253,653)	(13,865,829)
Other income (expenses)
Interest income (expense)	405,974	47,865
Other	1,446	(129,523)
	407,420	(81,658)
Loss from operations before income taxes	(153,846,233)	(13,947,487)
Recovery of income taxes	169,249	23,771
Net loss for the year	(153,676,984)	(13,923,716)
Weighted average number of shares outstanding
- basic and diluted	42,070,457	14,077,993
Net loss per share	$(3.65)	$(0.99)

OccuLogix, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
[expressed in U.S. dollars except number of shares]

	Years ended December 31,
	2005	2004
	$	$
Revenue
Sales to related parties	81,593	731,757
Sales to unrelated parties	1,758,696	237,600
	1,840,289	969,357
Cost of goods sold
Cost of goods sold to related parties	43,236	688,102
Cost of goods sold to unrelated parties	3,250,866	133,710
Royalty costs	100,000	135,457
	3,394,102	957,269
Gross margin	(1,553,813)	12,088
Operating expenses
General and administrative	8,729,456	17,530,019
Clinical and regulatory	5,250,492	3,994,967
Sales and marketing	2,165,337	219,556
Impairment of goodwill	147,451,758	—
	163,597,043	21,744,542
Loss from operations	(165,150,856)	(21,732,454)
Other income (expenses)
Interest income (expense)	1,593,366	35,735
Other	(57,025)	(145,925)
	1,536,341	(110,190)
Loss from operations before income taxes	(163,614,515)	(21,842,644)
Recovery of income taxes	642,529	23,771
Net loss for the year	(162,971,986)	(21,818,873)
Weighted average number of shares outstanding
- basic and diluted	41,931,240	7,369,827
Net loss per share	$(3.89)	$(2.96)

OccuLogix, Inc.

CONSOLIDATED BALANCE SHEETS
[expressed in U.S. dollars]

	As at December 31,
	2005 $	2004 $
ASSETS
Current
Cash and cash equivalents	9,599,950	17,530,552
Short-term investments	31,662,845	42,500,000
Amounts receivable	554,966	472,156
Due from related party	—	8,226
Inventory	4,701,464	1,086,339
Prepaid expenses	803,268	480,813
Deposit	4,891	8,996
Total current assets	47,327,384	62,087,082
Fixed assets, net	470,561	367,589
Patents and trademarks, net	135,232	104,654
Intangible asset, net	23,927,195	25,643,862
Goodwill	65,945,686	213,397,444
	137,806,058	301,600,631

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts payable	522,520	221,063
Accrued liabilities	2,226,619	2,791,291
Deferred revenue and rent inducement	—	485,047
Due to related party	5,065	—
Due to stockholders	158,233	516,756
Total current liabilities	2,912,437	4,014,157
Deferred tax liability	8,853,062	9,488,229
Total liabilities	11,765,499	13,502,386
Commitments and contingencies
Stockholders' equity
Capital stock
Common stock	42,086	41,807
Par value of $0.001 per share;
Authorized: 75,000,000; Issued and outstanding:
December 31, 2005 - 42,085,853;
December 31, 2004 - 41,806,768;
Additional paid-in capital	336,977,578	336,063,557
Accumulated deficit	(210,979,105)	(48,007,119)
Total stockholders' equity	126,040,559	288,098,245
	137,806,058	301,600,631